Exhibit 6.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of the 31st December 2019 (this "Agreement") is made between STOREN TECHNOLOGIES INC. (hereinafter referred to as the "Company" or "Employer"), whose address is 25 Health Sciences Drive, Suite 237, Stony Brook, New York, and ANGELO D'ANZI (hereinafter referred to as "Executive"), whose address is Medicina (BO) Italy via Ercolana 670.

I.	EMPLOYMENT

The Company hereby employs Executive as Chief Technology Officer ("CTO") of the Company and Executive hereby accepts such employment in accordance with the terms and conditions of this Agreement. The term of Executive's employment hereunder shall have commenced on January 1st, 2020 (the "Effective Date"), and will continue for two years from the Effective Date unless sooner terminated in the manner provided herein (the "Tern").

II.	DUTIES OF CTO

As CTO, Executive shall do and perform all such services, acts or things necessary or advisable to manage and conduct the business of the Company that are normally associated with the position of CTO. Executive shall report to the Company's Chief Technology Officer. Executive is accountable for all of the Company's operating affairs and will make timely reports to the Board of Directors.

III.	LOCATION

Unless the Parties otherwise agree in writing, during the Term Executive shall perform the services Executive is required to perform pursuant to this Agreement in the United States, or in Italy or at such other locations as Executive and the Company mutually determine. Executive acknowledges that his position will require him to travel temporarily in connection with the Company's business. The Company shall pay or reimburse Executive for all ordinary, reasonable, customary and necessary travel expenses incurred by him in the performance of his duties.

IV.	COMPENSATION

The Company agrees to pay Executive, and Executive agrees to accept, compensation as outlined below:

During the period from January 1st 2020 through December 31st, 2021, Executive shall be paid a remuneration at the annual rate of One Hundred Eighty Six Thousand Dollars ($186,000). This compensation plan includes five weeks of paid vacation as well as the following holidays: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas. The remuneration stipulated for the Chief Technology Officer shall not be renegotiated prior to December 31st, 2021.

V.	EXPENSES

Executive shall be reimbursed for ordinary, reasonable, customary and necessary expenses incurred while working on behalf of the Company. These expenses shall include mileage at the federal mileage compensation rate current at the time of when the expense occurred, reasonable hotel and lodging expenses, reasonable meal expenses, any other miscellaneous expenses associated with performing or attending functions of the Company. Executive shall present written evidence of those expenses as required by the Company's board or any implemented policies of the Company's Board for reimbursement of travel and other expenses.

VI.	OUTSIDE PROFESSIONAL ACTIVITIES

Executive may undertake for consideration outside professional activities including, but not limited to, consulting, speaking, and writing, so long as such outside professional activities do not interfere with Executive's performance of his duties hereunder.

VII	AGREEMENT NOT TO PARTICIPATE IN COMPANY'S COMPETITORS.

During the Term, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company.

VIII	NON SOLICITATION

During the Term and for a period of twelve (12) months following the termination of Executive's employment with the Company for any reason, voluntary or involuntary (the "Restricted Period"), Executive shall not: (i) solicit or induce, or attempt to solicit or induce, any employee of the Company or its Affiliates to leave the employ of the Company or such Affiliate; or (ii) solicit or attempt to solicit the business of any client or customer of the Company or its Affiliates with respect to products, services, or investments similar to those provided or supplied by the Company or its Affiliates.

IX	NONDISPARAGEMENT

During the Restricted Period, Executive shall not disparage the Company, or its officers, directors, employees, shareholders, or agents, in any manner likely to be harmful to its or their businesses, business reputations, or personal reputations, and the Company shall not disparage Executive in a manner likely to be harmful to his business reputation or personal reputation, provided that nothing contained herein shall prevent Executive or the Company from responding accurately and fully to any question, inquiry or request for information when required by legal process.

X.	EMPLOYMENT RELATIONSHIP; WITHHOLDING

It is specifically agreed that Executive is an employee of the Company. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

XI.	TERMINATION OF EMPLOYMENT

A.	Termination by mutual consent: The Board and the Chief Technology Officer may, by mutual agreement expressed in writing, terminate this Agreement at any time.

B.	Termination by the Board: The Board unilaterally and without cause may terminate this Agreement and the Chief Technology Officer's employment. In consideration of the Board's right to terminate this Agreement without cause, the Board shall pay to the Chief Technology Officer an amount equal to the Chief Technology Officer's then current salary, as provided for in paragraph 4 of this Agreement,

C.	Termination for Cause: This Agreement and the services of the Chief Technology Officer may be terminated by the Board at any time for breach of this Agreement or for the failure of the Chief Technology Officer to substantially perform any of the material duties and responsibilities as set forth in this Agreement. In the event the Board seeks to terminate this Agreement for cause, a written notice of detailed charges constituting the cause for termination shall be presented to the Chief Technology Officer. The Chief Technology Officer shall then be entitled to a conference with the Board at which time the Chief Technology Officer shall be given a reasonable opportunity to address the Board's concerns prior to such termination becoming effective.

D.	Termination by Board based upon continuing disability: This Agreement and the services of the Chief Technology Officer may be terminated because of the continuing disability of the Chief Technology Officer. In such event, the Board shall give at least thirty (30) days' prior written notice to the Chief Technology Officer. No such notice shall be sent until there are no remaining days of paid leave available to the Chief Technology Officer, and the Chief Technology Officer is not able to perform the essential duties of his position with or without reasonable accommodation.

XII.	HOLD HARMLESS

The Company will hold Executive harmless from any claims, liabilities, lawsuits, of any sort whatsoever arising out of Executive's performance of his role as the Company's CTO. The Company will hold Executive harmless from any reasonable attorneys fees and/or claims that may be asserted against him due to his function as the Company's CTO, or his attendance or participation in functions or activities of the Company. This agreement to hold harmless shall not apply if Executive is reasonably believed to have committed gross negligence or fraud or criminal activity.

XIII.	ENTIRE AGREEMENT; PRIOR AGREEMENTS

Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement. In the event of a conflict between the specific terms of this Employment Agreement and those of any prior agreement between the Company and Executive, this agreement shall supersede and be binding.

XIV.	NOTICE OF SPECIAL BOARD OF DIRECTOR MEETINGS

The Company shall give Executive reasonable written notice of the scheduling of any meetings of the Company's board of directors relating to the terms of employment of Executive in any way whatsoever. Executive shall be given every opportunity to attend any meetings intended to discuss the terms of Executive's employment with the Company, subject to the Company's board of directors' right to meet in executive session without the presence of Executive.

XV.	MEDIATION/ARBITRATION

Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to an independent third party mediator. Should there be issues that cannot be resolved in a mediation process, then the dispute shall be forwarded to arbitration and shall be conducted consistently with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any award determination shall be final and binding upon the Parties. The Company will be responsible for all costs of these proceedings.

XVI.	GOVERNING LAW: JURISDICTION AND VENUE

This Agreement, for all purposes, shall be construed in accordance with the laws of the State of New York without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of New York, county of Suffolk. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

XVII.	MODIFICATION AND WAIVER

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chief Technology Officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

XVIII.	SEVERABILITY

Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

XIX.	CAPTIONS

Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

XX.	COUNTERPARTS

This Agreement may be executed in one or two (2) or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

XXI.	SUCCESSORS AND ASSIGNS

This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

XXII.	NOTICE

Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses as specified by the parties.

XXIII.	SURVIVAL

Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

XXIV.	ACKNOWLEDGMENT OF FULL UNDERSTANDING

The executive acknowledges and agrees that he has fully read, understands and voluntarily enters into this agreement. The executive acknowledges and agrees that he has had an opportunity to ask questions and consult with an attorney of his choice before signing this agreement.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

STOREN TECHNOLOGIES INC.

by:	/s/ Carlo Brovero
Carlo Brovero
Chief Executive Officer

EXECUTIVE:

by:	/s/ Angelo D’Anzi
Angelo D’Anzi
Chief Technology Officer